EXHIBIT 99.1

Air Methods Announces Year 2010 Financial Results and Provides First Quarter 2011 Update

DENVER, March 10, 2011 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, reported revenue and net income for the year and fourth quarter ended December 31, 2010.

For the year, revenue increased 9% to $562.0 million compared to $514.3 million in the prior year. Net income increased 52% to $44.1 million, or $3.50 per diluted share, in the current year from $29.0 million, or $2.33 per diluted share, in the prior year. For the fourth quarter, revenue increased 24% to $150.4 million as compared with $121.3 million during the prior-year period. Net income increased over four and a half times to $12.6 million, or $0.99 per diluted share, compared to net income of $2.7 million, or $0.22 per diluted share, in the prior-year period.

During the fourth quarter of 2010, total patients transported within community-based operations were 10,071, as compared with 9,015 during the prior-year quarter, a 12% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) increased by 630 transports, or 7%, while weather cancellations for these same bases decreased by 1,165 transports compared with the prior-year period. Revenue per community-based transport increased 23% from $7,472 in the prior-year quarter to $9,175 in the current-year quarter. Consolidated maintenance expense per flight hour increased by 18% to $727 per hour during the current-year quarter, compared with $618 per flight hour in the prior-year quarter. Fuel expense per community-based transport decreased by 6% to $288 per transport in the current-year quarter compared with $306 per transport in the prior-year quarter.

Community-Based Services divisional revenue and segment net income increased by 37% to $93.6 million and over four times to $22.0 million in the current-year quarter, respectively. Hospital-Based Services divisional revenue increased by 2% to $49.1 million, while segment net income decreased by 23% to $3.0 million, compared with the prior-year quarter. Excluding internal revenue, the Products Division increased revenue by 59% to $7.7 million, while external segment net income increased over three and a half times to $2.2 million, compared with the prior-year period.

The Company also provided an update on preliminary first quarter 2011 operations to-date. Same-Base Transports within community-based operations through February increased by 34 patient transports, or 1%, as compared with the prior-year period, despite weather cancellations for these same bases increasing by 51, as compared with the prior-year period. Requests for community-based services at bases open greater than one year also increased by 3%. Total community-based patient transports for the two-month period increased by 5% to 5,604, as compared with 5,319 in the prior-year period.

Aaron Todd, CEO of Air Methods, commented, "We are pleased with having achieved another strong year in revenue and earnings growth. While growth in net revenue per community-based transport has contributed significantly to this growth, we are also encouraged by the recent growth experienced in Same-Base Transports during the last several months. During the first two months of 2011, this growth in transports has been in spite of higher weather cancellations. Our revenue growth has also benefited from an annual net increase in community-based locations by seven, as well as from four new satellite base locations opened during the year within our hospital-based operations."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 48556578, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed-wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2010	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$ 60,710	$ 38,073
Trade receivables, net	132,329	113,563
Other current assets	45,034	55,460

Total current assets	238,073	207,096

Net property and equipment	200,875	181,742
Other assets, net	35,731	35,294

Total assets	$ 474,679	$ 424,132

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$ --	$ 4,510
Current portion of indebtedness	15,835	15,850
Accounts payable, accrued expenses and other	58,217	53,370

Total current liabilities	74,052	73,730

Long-term indebtedness	81,305	90,980
Other non-current liabilities	73,566	62,880

Total liabilities	228,923	227,590

Total stockholders' equity	245,756	196,542

Total liabilities and stockholders' equity	$ 474,679	$ 424,132
AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,

	2010	2009	2010	2009

Revenue:
Flight operations	$ 141,127	115,386	533,852	486,303
Product operations	7,707	4,854	22,447	24,302
Other	1,550	1,080	5,703	3,693
Total revenue	150,384	121,320	562,002	514,298

Expenses:
Operating expenses	103,088	92,975	392,784	377,400
General and administrative	19,051	16,575	69,226	64,963
Depreciation and amortization	6,488	5,893	24,602	19,869
	128,627	115,443	486,612	462,232

Operating income	21,757	5,877	75,390	52,066

Interest expense	(1,379)	(1,443)	(5,924)	(5,086)
Other, net	113	39	591	124

Income before income taxes	20,491	4,473	70,057	47,104

Income tax expense	(7,868)	(1,764)	(25,942)	(18,151)

Net income	$ 12,623	2,709	44,115	28,953

Income per common share:
Basic	$ 1.01	0.22	3.53	2.36
Diluted	$ 0.99	0.22	3.50	2.33

Weighted average common shares outstanding:
Basic	12,555,672	12,414,192	12,496,513	12,267,727
Diluted	12,688,595	12,540,283	12,596,414	12,434,586
CONTACT: Aaron D. Todd, Chief Executive Officer
         (303) 792-7413